EXHIBIT 1
                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF NEW YORK

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IN RE:                                      :       CHAPTER 11 CASE NO.
                                            :       99-10281  (JHG)
PAGE AMERICA GROUP, INC., ET AL.,           :       99-10284 (JHG)
                                            :       JOINTLY ADMINISTERED
                            DEBTORS.        :
                                            :       TAX ID NO. 13-2865787
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                 FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER
                  CONFIRMING PREPACKAGED LIQUIDATING CHAPTER 11
                    PLAN FOR PAGE AMERICA GROUP, INC. ET AL.

          Page America Group, Inc. ("Page America"), Page America of New York, Inc., Adirondack Radio Telephone Co., Inc. and Page America of Pennsylvania, Inc., the above-captioned debtors and debtors-in-possession, (collectively, the "Debtors"), having filed on June 16, 1999 (the "Petition Date") voluntary petitions for relief under the provisions of Chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101 ET. seq. (the "Bankruptcy Code") commencing these cases; and on the Petition Date, the Debtors having filed (i) the Prepackaged Liquidating Chapter 11 Plan of Page America Group, Inc. ET AL. (the "Plan"), (ii) the Disclosure Statement dated May 17, 1999 relating thereto (the "Disclosure Statement"), and (iii) the certification of votes received on the Plan pursuant to the prepetition solicitation of votes to accept or reject the Plan (the "Prepetition Solicitation"); and the Court having entered an order dated June 23, 1999 (the "Scheduling Order") that, INTER ALIA, established December 21, 1999 at 9:30 a.m. as the date and time of a hearing (the "Confirmation Hearing"), pursuant to Section 1129 of the Bankruptcy Code, to consider confirmation of the Plan; and the Court having entered an order (the "Disclosure Statement Order") dated October 5, 1999 that, INTER ALIA, approved the Disclosure Statement and the procedures used in connection with the Prepetition Solicitation; and due notice of the Confirmation Hearing having been provided to all parties-in-interest in accordance with the Scheduling Order; and the United States Trustee for the Southern District of New York (the "Trustee") having filed an objection to the Disclosure Statement dated July 19, 1999; and the Debtors having resolved such objection in connection with the Hearing on the Disclosure Statement; and no objection to confirmation of the Plan having been filed; and the Court having considered (i) the affidavit of Mark Greene dated June 14, 1999 with respect to the transmittal of the Plan, the Disclosure Statement and other solicitation materials to those entities entitled to vote on the Plan, specifically (a) the holders of Class 1 Subordinated Note Claims and
(b) the holders of Class 3 Preferred Stock Interests; (ii) the affidavit of Cindy Kehoe dated July 12, 1999 verifying that notice of the Confirmation Hearing and the deadline for filing objections to the relief sought was published in THE WALL STREET JOURNAL on July 2, 1999; (iii) the affidavits of Jared S. Solomon dated June 30, 1999 with respect to the transmittal of the Plan, the Disclosure Statement and other documents including notice of the Confirmation Hearing and deadline for filing objections to the relief sought to the Trustee, the Securities and Exchange Commission, all known creditors, all persons filing a notice of appearance and requesting notice under Bankruptcy Rule 2002, all parties to executory contracts and unexpired leases with the Debtors, Secretaries of State in the Debtors' states of incorporation and all governmental agencies and taxing authorities having an interest in the Debtors;
(iv) the affidavit of Christine Avena dated June 19, 1999 with respect to the transmittal of the Plan, the Disclosure Statement and other documents including notice of the Confirmation Hearing and deadline for filing objections to the relief sought to all record holders of common stock of Page America Group, Inc.;
(v) the affidavit of Christine Avena dated June 19, 1999 with respect to the transmittal of the Plan, the Disclosure Statement and other documents including notice of the Confirmation Hearing and deadline for filing objections to the relief sought to all non-objecting beneficial holders of common stock of Page America Group, Inc.; (vi) the affidavit of Christine Avena dated August 19, 1999 with respect to the transmittal of the Plan, the Disclosure Statement and other documents including notice of the Confirmation Hearing and deadline for filing objections to the relief sought to all brokers listed on the Depository Trust Company Participant List for objecting beneficial holders of Page America Group, Inc.; and it appearing that no statutory committee of unsecured creditors has been requested or appointed; and the Court having considered the evidence adduced and arguments of counsel made at the Confirmation Hearing; and after due deliberation and sufficient cause appearing therefor, the Court hereby makes the following findings of fact and conclusions of law:

I.       FINDINGS OF FACT

          THE COURT HEREBY FINDS THAT:

               1. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan or the Disclosure Statement.

          A.   JURISDICTION AND VENUE

               2. This Court has jurisdiction over these Chapter 11 cases pursuant to 28 U.S.C. ss.ss. 157 and 1334. Venue in the Bankruptcy Court for the Southern District of New York for these Chapter 11 cases was proper as of the Petition Date and continues to be proper.

          B. COMPLIANCE WITH THE REQUIREMENTS OF SECTION 1129 OF THE BANKRUPTCY CODE

               1. SECTION 1129(A)(1) -- COMPLIANCE OF THE PLAN WITH APPLICABLE
                  PROVISIONS OF THE BANKRUPTCY CODE

               3. The Plan complies with all applicable provisions of the Bankruptcy Code, as required by Section 1129(a)(1) of the Bankruptcy Code, including Sections 1122 and 1123.

                   a. SECTIONS 1122 AND 1123(A)(L)-(4) -- CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

               4. The Plan designates two Classes of Claims (Classes 1 and 2) and two Classes of Interests (Classes 3 and 4). The holders of Class 1 Subordinated Note Claims are impaired and have voted to accept the Plan. Specifically, holders representing 100% of the Class 1 Subordinated Note Claims voted to accept the Plan, and no holders of Class 1 Claims voted to reject the Plan. The holders of Class 2 General Unsecured Claims are not impaired under the Plan, and therefore, are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. The holders of Class 3 Preferred Stock Interests are impaired and have voted to accept the Plan. Specifically, holders representing 84.3% of the Class 3 Preferred Stock Interests voted to accept the Plan, and no holders of Class 3 Interests voted to reject the Plan. The holders of Class 4 Common Stock Interests are impaired under the Plan, and are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code.

               5. As required by Sections 1122(a) of the Bankruptcy Code,
Article II of the Plan designates Classes of Claims (other than Administrative Claims, Priority Claims and Priority Tax Claims) and Interests. As required by
Section 1122(a), each Claim in each Class of Claims is substantially similar to the other Claims in such Class and each Interest in each Class of Interests is substantially similar to the other Interests in such Class. In accordance with Sections 1123(a)(2) and (3) of the Bankruptcy Code, Article III of the Plan specifies all Classes of Claims and Interests that are not impaired under the Plan and specifies the treatment of all Classes of Claims and Interests that are impaired under the Plan. In accordance with Section 1123(a)(4) of the Bankruptcy Code, Article III of the Plan also provides the same treatment for each Claim or Interest within a particular Class, unless the holder of a Claim or Interest agrees to less favorable treatment of its Claim or Interest. Accordingly, the Plan satisfies the requirements of Sections 1122 and 1123(a)(1)-(4) of the Bankruptcy Code.

                   b. SECTION 1123(A)(5) -- ADEQUATE MEANS FOR IMPLEMENTATION OF
                      THE PLAN

               6. Articles VII and VIII and various other provisions of the Plan provide adequate means for the Plan's implementation. Those provisions relate to, among other things: (i) the distribution of the assets of the Debtors to certain holders of Claims or Interests; (ii) the dissolution of the Debtors;
(iii) the cancellation of the Subordinated Notes and Preferred and Common Stock Interests; (iv) the cancellation of the Indenture; (v) the establishment of the duties and powers of the Disbursing Agent, and (vi) the establishment of adequate reserves for Disputed Claims, and the expenses of the Disbursing Agent in implementing the Plan. Accordingly, the Plan satisfies the requirements of
Section 1123(a)(5) of the Bankruptcy Code.

                   c. SECTION 1123(A)(6) -- PROHIBITION AGAINST THE ISSUANCE OF
                      NONVOTING EQUITY SECURITIES

               7. Section 1123(a)(6) of the Bankruptcy Code is not applicable as
Section 8.3 of the Plan provides for the dissolution of the Debtors other than Page America on the Effective Date and the dissolution of Page America on the Final Distribution Date.

                   d. SECTION 1123(A)(7) -- SELECTION OF DIRECTORS AND OFFICERS IN A MANNER CONSISTENT WITH THE INTERESTS OF CREDITORS AND EQUITY SECURITY HOLDERS AND PUBLIC POLICY

               8. Section 1123(a)(7) of the Bankruptcy Code is not applicable as
Section 8.3 of the Plan provides for the dissolution of those Debtors other than Page America on the Effective Date and the dissolution of Page America on the Final Distribution Date. Bariston Partners has been selected by the holders of the Subordinated Notes to implement the distribution, and has agreed to post a bond to secure its obligations under the Plan.

               2. SECTION 1129(A)(2) - COMPLIANCE WITH APPLICABLE PROVISIONS OF
                  THE BANKRUPTCY CODE

               9. The Debtors have complied with all applicable provisions of the Bankruptcy Code, as required by Section 1129(a)(2) of the Bankruptcy Code, including Sections 1125 and 1126 of the Bankruptcy Code. The procedures by which ballots were distributed to holders of Class 1 Claims and Class 3 Interests and tabulated were fair, properly conducted and in accordance with the Bankruptcy Code, the Bankruptcy Rules, the local rules of the Court, and all other applicable laws, rules and regulations. Accordingly, the Plan satisfies the requirements of Section 1129(a)(2) of the Bankruptcy Code.

               3. SECTION 1129(A)(3) -- PROPOSAL OF THE PLAN IN GOOD FAITH

               10. Based on the uncontroverted evidence presented at the Confirmation Hearing, this Court finds and concludes that the Debtors and their officers and directors proposed the Plan in good faith and not by any means forbidden by law, with the legitimate and honest purpose of finally resolving claims against the Debtors, liquidating and dissolving Debtors and maximizing the returns available to all holders of Allowed Claims or Interests. Accordingly, the Plan satisfies the requirements of Section 1129(a)(3) of the Bankruptcy Code.

               4. SECTION 1129(A)(4) - BANKRUPTCY COURT APPROVAL OF CERTAIN
                  PAYMENTS AS REASONABLE

               11. Section 5.1 of the Plan provides that Administrative Expense Claims attributable to professional services rendered during the pendency of these Chapter 11 cases shall only be paid upon the entry of an order of this Court authorizing the payment of such claims; PROVIDED, HOWEVER, that professional fees incurred subsequent to confirmation shall be paid without the need for approval of this Court. The Debtors are not aware of any other out of the ordinary course of business administrative expenses requiring court approval. Accordingly, the Plan satisfies the requirements of Section 1129(a)(4) of the Bankruptcy Code.

               5. SECTION 1129(A)(5) - DISCLOSURES REGARDING PROPOSED DIRECTORS
                  AND OFFICERS, AND COMPENSATION OF INSIDERS AND CONSISTENCY WITH THE INTERESTS OF CREDITORS AND PUBLIC POLICY

               12. As the identity of officers and directors of the Debtors will not change after confirmation of the Plan and Section 8.3 of the Plan provides for the dissolution of those Debtors other than Page America on the Effective Date and the dissolution of Page America on the Final Distribution Date, this Court finds that the Plan satisfies the requirements of Section 1129(a)(5) of the Bankruptcy Code.

               6. SECTION 1129(A)(6) -- APPROVAL OF RATE CHANGES

               13. The Plan does not change rates over which any regulatory commission may have or will have jurisdiction after confirmation of the Plan. Accordingly, the Plan satisfies the requirements of Section 1129(a)(6) of the Bankruptcy Code.

               7. SECTION 1129(A)(7) -- BEST INTERESTS OF HOLDERS OF CLAIMS AND
                  INTERESTS

               14. With respect to each impaired Class of Claims and Interests, each holder of a Claim or Interest in such impaired Classes has accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value as of the Effective Date that is not less than the amount such holder would receive or retain if the applicable Debtor were liquidated on the Effective Date under Chapter 7 of the Bankruptcy Code.

               8. SECTION 1129(A)(8) -- ACCEPTANCE OF THE PLAN BY EACH IMPAIRED
                  CLASS

               15. Each impaired Class of Claims or Interests under the Plan that was entitled to vote accepted the Plan by the requisite majorities in amount and number. Specifically, Holders representing 100% of the Class 1 Subordinated Notes and 84.3% of the Class 3 Preferred Stock Interests voted to accept the Plan, and no holders of Class 1 Claims or Class 3 Interests voted to reject the Plan. In addition, the holders of Class 2 General Unsecured Claims are unimpaired, and therefore, conclusively presumed to have accepted the Plan. Accordingly, Section 1129(a)(8) of the Bankruptcy Code has been satisfied with respect to all voting Classes of Claims and all unimpaired Classes of Claims.

               16. Notwithstanding the fact that the holders of Class 4 Interests are entitled to receive a distribution under the Plan, such holders are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code. The Debtors have invoked the "cramdown" requirements of Section 1129(b) with respect to such Class.

               9. SECTION 1129(A)(9) -- TREATMENT OF CLAIMS ENTITLED TO PRIORITY
                  PURSUANT TO SECTION 507(A) OF THE BANKRUPTCY CODE

               17. The Plan provides for treatment of Allowed Administrative Claims and Priority Claims in the manner required by Section 1129(a)(9) of the Bankruptcy Code. Accordingly, the Plan satisfies the requirements of Section 1129(a)(9) of the Bankruptcy Code.

               10. SECTION 1129(A)(10) -- ACCEPTANCE BY AT LEAST ONE IMPAIRED
                   CLASS

               18. At least one impaired Class of Claims voted to accept the Plan, which acceptance was determined without including any acceptance of the Plan by any insider holding a Claim in such Class. Specifically, holders representing 100% of the Class 1 Subordinated Note Claims voted to accept the Plan, and no holders of such Claims voted to reject the Plan, and no holders of such Claims are insiders of the Debtors. Accordingly, the Plan satisfies the requirements of Section 1129(a)(10) of the Bankruptcy Code.

               11. SECTION 1129(A)(11) - FEASIBILITY OF THE PLAN

               19. Section 8.3 of the Plan provides for the dissolution of those Debtors other than Page America on the Effective Date and the dissolution of Page America on the Final Distribution Date. The Disbursing Agent will have sufficient funds available to cover expenses incurred and to make distributions of approximately $10 million, estimated to total approximately 25 to 30 cents on the dollar to holders of Class 1 Subordinated Note Claims, approximately $2,100,000 to holders of Class 3 Preferred Stock Interests, and approximately $900,000 to holders of Class 4 Common Stock Interests. Accordingly, the Plan satisfies the requirements of Section 1129(a)(11) of the Bankruptcy Code.

               12. SECTION 1129(A)(12) - PAYMENT OF BANKRUPTCY FEES

               20. Article XIV of the Plan provides that all fees payable pursuant to 28 U.S.C. ss. 1930 will be paid on or before the Effective Date. Accordingly, the Plan satisfies the requirements of Section 1129(a)(12) of the Bankruptcy Code.

               13. SECTION 1129(A)(13) -- RETIREE BENEFITS

               21. As the Debtors are not obligated to and do not provide any "retiree benefits" (a such term is defined in Section 1114 of the Bankruptcy
Code), no such benefits are required to be continued pursuant to the Plan. Thus
Section 1129(a)(13) is not applicable to the Plan.

               14. SECTION 1129(B) - CONFIRMATION OF PLAN OVER NONACCEPTANCE OF
                   IMPAIRED CLASS

               22. Pursuant to Section 1129(b)(1) of the Bankruptcy Code, the Plan is confirmed notwithstanding the fact that Class 4 is impaired and that the holders of Class 4 Interests are deemed to have rejected the Plan pursuant to
Section 1126(g) of the Bankruptcy Code. The Plan does not discriminate unfairly and is fair and equitable with respect to the holders of Class 4 Interests. There are no Claims or Interests junior to the Class 4 Interests, and no holder of Claims or Interests senior to the Class 4 Interests will receive more than full payment on account of such senior Claims or Interests.

               15. SECTION 1129(D) - PURPOSE OF PLAN

               23. The primary purpose of the Plan is not avoidance of taxes or avoidance of the requirements of Section 5 of the Securities Act, and there has been no objection filed by any governmental unit asserting such avoidance.

          C.   SATISFACTION OF CONDITIONS TO CONFIRMATION

               24. Each of the conditions precedent to the entry of this Confirmation Order, as set forth in Section 9.1 of the Plan, has been satisfied.

          D.   COMPLIANCE WITH SECTION 1125(E) OF THE BANKRUPTCY CODE

               25. Pursuant to Section 1125(e) of the Bankruptcy Code, the Prepetition Solicitation was in good faith and in compliance with applicable provisions of the Bankruptcy Code. Accordingly, the Debtors and their respective directors, officers and professionals are entitled to the protection of Section 1125(e) of the Bankruptcy Code.

          E.   MODIFICATION OF THE PLAN

               26. Pursuant to the Disclosure Statement Order, the following sentence was deemed to be added to the end of Section 5.4 of the Plan: "The holders of Allowed Class 2 General Unsecured Claims shall receive the payment of interest on such claims from the Filing Date through the Effective Date of the Plan at the rate that the Company earns in its money market account at Nationsbank, N.A."

               27. Pursuant to the Disclosure Statement Order, the Plan was deemed to be amended to provide for the creation of a reserve fund to pay all post-confirmation Trustee quarterly fees due pursuant to 28 U.S.C. ss. 1930(a)(6).

               28. Pursuant to the Disclosure Statement Order, the Plan was deemed to be amended to provide for the bonding of Bariston Partners LLC, when it becomes the Disbursing Agent. Such bond may canceled only upon 30 days notice to this Court and the Trustee.

               29. Pursuant to the Disclosure Statement Order, Section 10.2(a) of the Plan was deemed amended to state the following (and the modification made to this section has been bolded and underlined):

               On the Effective Date, the Debtors, their Affiliates (as such term is defined in Section 101(2) of the Bankruptcy Code) and their shareholders derivatively are hereby deemed to have forever waived and released unconditionally each of the Debtors' present and former directors, officers, employees, agents, consultants, advisors, attorneys, accountants and other representatives and their respective successors, assigns or Affiliates (collectively, the "Company Releasees"), from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen, or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission by, or any transaction, agreement, event or other occurrence taking place prior to, on or after the Confirmation Date in any way relating to the Debtors, the Bankruptcy Case, the Plan, or the treatment of liabilities arising prior to or subsequent to the Confirmation Date (collectively, the "Released Claims"); PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 10.2 OF THIS PLAN OF REORGANIZATION SHALL EFFECT A RELEASE IN FAVOR OF ANY COMPANY RELEASEE WITH RESPECT TO ANY DEBT OWED TO THE UNITED STATES GOVERNMENT, OR ANY STATE, CITY OR MUNICIPALITY FOR WHICH SUCH COMPANY RELEASEE HAS INDEPENDENT LIABILITY ARISING UNDER (I) THE ENVIRONMENTAL LAWS OF THE UNITED STATES, ANY STATE, CITY OR MUNICIPALITY OR (II) ANY CRIMINAL LAWS OF THE UNITED STATES, ANY STATE, CITY OR MUNICIPALITY. Persons deemed to have released claims pursuant to this Section 10.2(a) shall be forever precluded from asserting whether directly, derivatively or otherwise, any such claims against any Company Releasee.

               30. Pursuant to the Disclosure Statement Order, Section 10.2(b) of the Plan was deemed amended to state the following (and the modification made to this section has been bolded and underlined):

               On the Effective Date, except as otherwise provided in the Plan, the Debtors, their Affiliates and their shareholders derivatively are hereby deemed to have forever waived and released unconditionally the holders of Interests, the Indenture Trustee (except as otherwise provided in the Indenture), the Disbursing Agent (except as to acts of gross negligence or willful misconduct), the Stock Transfer Agent and the holders of Class 1 and Class 2 Claims (in their capacity as holders of such Claims) (all of the foregoing collectively referred to as the "Third Party Releasees") from the Released Claims; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 10.2 OF THIS PLAN OF REORGANIZATION SHALL EFFECT A RELEASE IN FAVOR OF ANY THIRD PARTY RELEASEE WITH RESPECT TO ANY DEBT OWED TO THE UNITED STATES GOVERNMENT, OR ANY STATE, CITY OR MUNICIPALITY FOR WHICH SUCH THIRD PARTY RELEASEE HAS INDEPENDENT LIABILITY ARISING UNDER (I) THE ENVIRONMENTAL LAWS OF THE UNITED STATES, ANY STATE, CITY OR MUNICIPALITY OR (II) ANY CRIMINAL LAWS OF THE UNITED STATES, ANY STATE, CITY OR MUNICIPALITY. Entities deemed to have released claims pursuant to this Section 10.2(b) shall be forever precluded from asserting whether directly, derivatively or otherwise, any such claims against the Third Party Releasees.

               31. Pursuant to the Disclosure Statement Order, Section 10.3 of the Plan was deemed amended to state the following (and the modification made to this section has been bolded and underlined):

               On the Effective Date, each holder (or representative thereof) of a Claim or Interest (a) who has accepted this Plan, (b) whose Claim or Interest is in a class that has accepted or is deemed to have accepted this Plan pursuant to Section 1126 of the Bankruptcy Code or
               (c) who may be entitled to receive a distribution of property pursuant to this Plan, shall be deemed to have forever waived and released unconditionally the Debtors, the Company Releasees and the Third Party Releasees from the Released Claims; PROVIDED, HOWEVER, that (i) this release shall not constitute a release of
               (a) any Allowed Claims treated under this Plan, or (b) any claims third parties may have against each other, which claims are not related to the Debtors and the Bankruptcy Case; AND (II) THAT NOTHING IN THIS SECTION
               10.3 OF THIS PLAN OF REORGANIZATION SHALL EFFECT A RELEASE IN FAVOR OF ANY COMPANY RELEASEE OR THIRD PARTY RELEASEE WITH RESPECT TO ANY DEBT OWED TO THE UNITED STATES GOVERNMENT, OR ANY STATE, CITY OR MUNICIPALITY FOR WHICH SUCH COMPANY RELEASEE OR THIRD PARTY RELEASEE HAS INDEPENDENT LIABILITY ARISING UNDER (I) THE ENVIRONMENTAL LAWS OF THE UNITED STATES, ANY STATE,
               CITY OR MUNICIPALITY OR (II) ANY CRIMINAL LAWS OF THE UNITED STATES, ANY STATE, CITY OR MUNICIPALITY. Persons deemed to have released claims pursuant to this Section
               10.3 shall be forever precluded from asserting any such claims against the Debtors, the Company Releasees or the Third Party Releasees.

II.   ORDER.

                  ACCORDINGLY, THE COURT HEREBY ORDERS, ADJUDGES AND
DECREES THAT:

  A.     CONFIRMATION OF THE PLAN

               32. The Plan, as amended as set forth below, is hereby confirmed pursuant to Section 1129 of the Bankruptcy Code.

  B.     EFFECTS OF CONFIRMATION

               1. IMMEDIATE EFFECTIVENESS OF THE PLAN

               33. Notwithstanding any otherwise applicable law, immediately upon the entry of this Confirmation Order, the terms of the Plan and this Confirmation Order shall be, and hereby are, deemed binding upon Debtors, any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are impaired under the Plan or whether the holders of such Claims or Interests accepted, rejected or are deemed to have accepted or rejected the
Plan), any and all non-debtor parties to executory contracts and unexpired leases with any Debtors and the respective heirs, executors, administrators, successors or assigns, if any, of any of the foregoing.

               2. RELEASE, INDEMNIFICATION AND INJUNCTION

               34. On the Effective Date, except as otherwise expressly provided by the Plan as amended, the Releases provided for in Sections 10.2 and 10.3 of the Plan as amended shall become valid and binding upon all affected parties.

               35. In addition, except to the extent Avoidance Action claims constitute a defense, counterclaim or offset to any Class 2 Claim asserted against the Estate, the Debtors and the Disbursing Agent shall be deemed to have released all Avoidance Action claims as of the Effective Date.

               36. On the Effective Date, except as otherwise expressly provided by the Plan as amended, the injunction provisions of Section 10.4 of the Plan shall become valid and binding upon all affected parties.

               37. As specified in Section 1125(e) of the Bankruptcy Code, entities that solicit acceptances or rejections of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and applicable non-bankruptcy law, are not liable on account of such solicitation for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan.

               38. On the Effective Date, except as otherwise expressly provided by the Plan as amended, the limitation of liability provisions of Section 10.6 of the Plan shall become valid and binding upon all affected parties.

               39. On the Effective Date, except as otherwise expressly provided by the Plan as amended, the indemnification provisions of Section 10.7 of the Plan shall become valid and binding upon all affected parties.

               40. The Disbursing Agent, its employees, consultants, advisors, attorneys, accountants or other representatives shall be indemnified to the extent of any funds in the Distribution Reserve against any and all losses, claims, causes of action, damages, fees, expenses and liabilities (i) for any act taken or omission made in good faith in connection with or in any way related to the implementation of the Plan, contract, instrument, release or other agreement or document created in connection with the Plan or the administration of the Bankruptcy Case, or (ii) for any act or omission in connection with or arising out of the administration of the Plan or the property to be distributed under the Plan or the operations or activities of the Disbursing Agent, except for gross negligence or willful misconduct as finally determined by the Bankruptcy Court. All rights of the Persons indemnified pursuant hereto shall survive after the Confirmation Date of the Plan.

               3. SUBSTANTIVE CONSOLIDATION

               41. The Plan assumes the substantive consolidation of the Debtors. Accordingly, as of the Effective Date, (i) all intercompany claims shall be canceled and no distributions shall be made on account thereof; (ii) all assets and liabilities of all of the Debtors shall be treated as provided in the Plan; (iii) all guarantees by any Debtor of the payment, performance or collection of obligations of the other Debtors shall be eliminated and canceled;
(iv) any obligation of any Debtor and all guarantees thereof by any other Debtor shall be treated as a single obligation of the consolidated Debtors; (v) all joint obligations of the Debtors, and all multiple claims against such entities on account of such joint obligations shall be treated and allowed as a single claim against the consolidated Debtors; and (vi) each Claim filed in the Chapter 11 Case of any Debtor shall be deemed filed against the consolidated Debtors and to be a single obligation of the consolidated Debtors.

               4. DISSOLUTION OF THE DEBTORS

               42. Without any further resolutions by the shareholders or directors of the Debtors, the Debtors, other than Page America, shall be dissolved on the Effective Date and Page America shall be dissolved on the Final Distribution Date. The Debtors' officers shall file certificates of dissolution for the Debtors pursuant to the Plan in the states of their incorporation.

               5. CANCELLATION OF INDENTURE

               43. As of the Effective Date, the Indenture shall, except as provided in the Plan, be deemed canceled, terminated and of no further force or effect. Notwithstanding the foregoing, such cancellation of the Indenture (a) shall not impair the rights of holders of the holders of Class 1 Subordinated Note Claims to receive distributions on account of such Claims pursuant to the Plan, and (b) shall not impair the rights and duties under the Indenture as between the Indenture Trustee, and the beneficiaries of the trust or arrangements created thereby, as set forth in the applicable provisions of the Indenture, including INTER ALIA, the rights of the Indenture Trustee to enforce its Liens.

               6. CANCELLATION OF SUBORDINATED NOTES AND PREFERRED AND COMMON
                  STOCK INTERESTS

               44. On the Effective Date with respect to the Subordinated Notes, and the Preferred and Common Stock Interests, all securities and all instruments and agreements governing such Claims or Interests shall be deemed canceled and of no further force or effect, provided, however, that except as otherwise provided herein the Subordinated Notes, other evidences of Claims and Preferred and Common Stock shall, effective upon the Effective Date, represent the right to participate, to the extent such Claims or Interests are Allowed, in the distributions contemplated by the Plan.

               7. REJECTION OF EXECUTORY CONTRACT AND UNEXPIRED LEASE PROVISIONS

               45. All executory contracts and unexpired leases of Debtors that have not been previously assumed or rejected, pursuant to Section 365 of the Bankruptcy Code, are hereby deemed rejected.

               8. EXEMPTIONS FROM TAXATION

               46. The issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer under the Plan shall not be taxed under any law imposing a stamp tax or similar tax.

          C.   MATTERS RELATING TO IMPLEMENTATION OF THE PLAN

               1. ESTABLISHMENT OF RECORD DATE

               47. The Record Date for distributions to all classes of Claims and Interests under the Plan shall be December 31, 1999.

               2. DISTRIBUTION OF ASSETS

               48. On the Effective Date, disbursements shall be made to holders of Allowed Claims and Interests entitled to receive distributions on the Effective Date, of the amounts owed to them under the Plan.

               49. In order to fund distributions to be made to holders of Administrative, Priority or Class 2 Claims, there shall be reserved from the Initial Distributions under the Plan cash equal to the amount of any Disputed Administrative, Priority or Class 2 Claims or such lesser amount as the Court may have determined, which shall be held by the Disbursing Agent, on behalf of the Debtors, pending determination of such Disputed Claims. Upon any such Claim becoming an Allowed Claim by a Final Order or by agreement between the Disbursing Agent and the holder of such Disputed Claim, any distribution then due to be made in respect of such Claim shall be paid and distributed by the Disbursing Agent within seven (7) Business Days in accordance with the provisions hereof and of such Final Order. Any cash remaining after resolution and payment of the Allowed Amount of any Disputed Administrative, Priority or Class 2 Claims shall become available for distribution on a pro rata basis to all other classes entitled to distributions under the Plan.

               50. The Initial Class 1, 3 and 4 Distribution Amounts and any Subsequent Class 1, 3 and 4 Distribution Amounts shall not include (a) any cash reserves for Disputed Administrative, Priority or Class 2 Claims unless there is an excess after such Disputed Claims have been resolved and paid; (b) cash reserves for the expenses of the post-Effective Date distributions, including amounts reserved for indemnification; or (c) any other amounts determined by the Debtors or the Disbursing Agent or required by order of the Bankruptcy Court to be reserved, unless and until the reserves referenced in subsections (a), (b) or
(c) are released for distribution. Distributions subsequent to the Initial Distribution Date may be made by the Disbursing Agent at the end of each calendar quarter after the Effective Date on which the Disbursing Agent has at least $500,000 in cash and/or Metrocall Common Stock available for distribution to Class 1, 3 and 4 Claims and Interests, provided, however, that the Disbursing Agent shall not be obligated to make distributions after the Initial Distribution Date and prior to the Final Distribution Date.

               51. Attached hereto as Exhibit "A" is the expense budget proposed by the Debtors for the post-confirmation liquidation of the Debtors. Such budget is hereby approved.

               3. APPOINTMENT OF DISBURSING AGENT AND TRANSFER AGENT

               52. Bariston Partners LLC shall be appointed the Disbursing Agent. After December 31, 2000, Bariston Partners LLC shall receive no fee for performing the duties of the Disbursing Agent. Upon becoming the Disbursing Agent, Bariston Partners LLC shall be bonded. Such bond may canceled only upon 30 days notice to the Court and the Trustee.

               53. American Stock Transfer & Trust Company shall be appointed the Transfer Agent. American Stock Transfer shall be paid in the ordinary course of business for performing the duties of the Transfer Agent.

               4. RIGHTS, POWERS, AND DUTIES OF THE DEBTORS, THE DISBURSING
                  AGENT, THE TRANSFER AGENT, THE INDENTURE TRUSTEE AND THE PROFESSIONALS OR OTHER PERSONS RETAINED BY SUCH PARTIES

               54. On the Effective Date, the Disbursing Agent shall distribute Assets to holders of Claims or Interests entitled to distributions on that date, and shall transfer the balance of the Assets to the Distribution Reserve, free and clear of all Claims, Liens or contractually imposed restrictions, except as otherwise provided in the Plan. The Distribution Reserve is being established solely for the benefit of those Entities entitled to distributions after the Effective Date under the terms of the Plan, including but not limited to holders of obligations incurred by the Disbursing Agent, and no other Entity shall have any interest therein.

               55. From and after the Effective Date, the duties of the Disbursing Agent designated by and acting on behalf of the Debtors shall include: maintaining the Distribution Reserve; investing the cash held in the Distribution Reserve; pursuing objection to, estimations and settlements of Claims; prosecuting retained causes of action if any; calculating and implementing all distributions to be made under the Plan to holders of Allowed Claims and Interests; filing all required tax returns and paying all obligations incurred by the Disbursing Agent in implementing the Plan from funds in the Distribution Reserve; preparing and filing one or more reports to the Bankruptcy Court on the implementation of the Plan, including a Final Report, and such other responsibilities as may be vested in the Disbursing Agent pursuant to the Plan, or Bankruptcy Court order or as may be necessary and proper to carry out the provisions of the Plan.

               56. The powers of the Disbursing Agent acting on behalf of the Debtors shall, without Bankruptcy Court approval in each of the following cases, include the power to invest funds in Permitted Investments, to make distributions and pay taxes and other obligations owed by the Debtors or incurred by the Disbursing Agent from, the Distribution Reserve including withholding appropriate amounts from distributees under the Plan that are required to but fail to furnish correct taxpayer identification numbers; the power to engage employees and professional persons to assist the Disbursing Agent with respect to its responsibilities; the authority to pay the fees and expenses of the professional persons, agents and employees engaged by the Disbursing Agent and to pay all other expenses for winding down the affairs of the Debtors; the power to compromise and settle claims and causes of actions; the authority to act on behalf of the Debtors in all adversary proceedings and contested matters pending in the Court and in all actions and proceedings pending elsewhere, and to settle, retain, enforce, dispute or adjust any Claim or Interest and otherwise pursue actions involving assets of the Debtors that could arise or be asserted at any time under the Bankruptcy Code; and such other powers as may be vested in or assumed by the Disbursing Agent pursuant to the Plan, or Bankruptcy Court order or as may be necessary and proper to carry out the provisions of the Plan.

               57. The Debtors, the Indenture Trustee, the Transfer Agent and the Disbursing Agent shall take all actions and deliver all documents and instruments which are appropriate and reasonably necessary for the implementation and consummation of the Plan.

               58. The Disbursing Agent and the Debtors are authorized to retain attorneys, accountants and other persons to assist in the implementation and consummation of the Plan. With respect to professional fees incurred after the Effective Date, attorneys, accountants and other persons employed or retained by the Disbursing Agent or the Debtors may be paid in the ordinary course of business.

               59. Upon completion of all duties allocated to them pursuant to the Plan and this Confirmation Order, including the closing of these Chapter 11 cases, the professionals retained by the Debtors, pursuant to prior orders of the Court shall be, and hereby are, discharged and terminated and shall have no further responsibilities with respect to these Chapter 11 cases except with respect to any then pending applications for compensation and reimbursement of expenses.

          D.   RETENTION OF JURISDICTION

               60. Notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over these Chapter 11 Cases as is legally permissible, including jurisdiction over the matters set forth in Article XII of the Plan, which provisions are incorporated herein by reference.

          E.   EXECUTORY CONTRACTS AND UNEXPIRED LEASES

               61. As of the Effective Date, all executory contracts and unexpired leases that exist between the Debtors and any third party that have not previously been assumed or rejected are hereby specifically rejected.

               62. Proofs of Claim for damages arising from the rejection pursuant to the Plan or this Order of any executory contract or unexpired lease must be filed with this Court no later than twenty-five days after service of notice of entry of the confirmation order on such claimant. Any such rejection claims not filed within that time shall be forever barred from assertion against the Debtors, the Disbursing Agent, the Distribution Reserve, and any entity receiving distributions under the Plan.

               63. Objections to such proofs of claim shall be filed by the Disbursing Agent within sixty days after such claims are filed and this Court shall determine any such objection. Unsecured Claims arising out of the rejection of executory contracts and unexpired leases shall be Class 2 Claims under the Plan.

          F.   PAYMENT OF STATUTORY FEES

               64. All fees payable pursuant to Section 1930 of Title 28 of the United States Code shall be paid on or before the Effective Date. In addition, the Debtors shall create a reserve fund to pay all post-confirmation fees payable pursuant to Section 1930 of Title 28 of the United States Code.

          G.   MODIFICATION OF THE PLAN

               65. Section 7.9 of the Plan shall be deemed to be amended to state the following (and the modification made to this section has been bolded and underlined):

               No holder of Class 1 Claims shall be entitled to receive any distribution from the Disbursing Agent respecting its Claim unless and until such holder shall have first either (i) surrendered or caused to be surrendered to the Disbursing Agent the original Subordinated Notes or certificates held by it or (ii) in the event that such holder is unable to surrender its original Subordinated Notes or certificates because same have been lost, destroyed, stolen or mutilated,
               (a) furnished the Disbursing Agent with an executed affidavit of loss and indemnity with respect thereto in form customarily utilized for such purposes that is reasonably satisfactory to the Disbursing Agent and (b) provided to the Disbursing Agent a bond in such amount and form as the Disbursing Agent shall direct, sufficient to indemnify the Disbursing Agent against any claim that may be made against the Disbursing Agent on account of the alleged loss, theft or distribution of any such certificates or the distribution of property hereunder. The method and procedure to be followed for surrendering Subordinated Notes and for providing affidavits and bonds shall be prescribed by the Disbursing Agent upon reasonable notice to holders of the Subordinated Notes. Promptly upon surrender of such instruments, the Disbursing Agent shall cancel such Subordinated Notes or otherwise dispose of them in such manner as the Disbursing Agent may reasonably determine. In the event a holder of a Subordinated Note fails to surrender its Subordinated Note(s) or certificate(s) or provide an affidavit and adequate bond on or before DECEMBER 15, 2000 or within such other time period as may be set by the Bankruptcy Court, such holder shall be conclusively deemed to have forfeited its distribution under this Plan, and that distribution shall be retained in the Distribution Reserve and made available for distribution to other holders in accordance with Section 7.16 of this Plan.

               66. Section 7.11 of the Plan shall be deemed to be amended to state the following (and the modification made to this section has been bolded and underlined):

               No holder of Class 3 Interests shall be entitled to receive any distribution respecting its Interests unless and until such holder shall have first either
               (i) surrendered or caused to be surrendered to the Disbursing Agent the original certificates held by it or (ii) in the event that such holder is unable to surrender its original certificates because same have been lost, destroyed, stolen or mutilated, (a) furnished the Disbursing Agent with an executed affidavit of loss and indemnity with respect thereto in form customarily utilized for such purposes that is reasonably satisfactory to the Disbursing Agent and (b) provided to the Disbursing Agent a bond in such amount and form as the Disbursing Agent shall direct, sufficient to indemnify the Disbursing Agent against any claim that may be made against the Disbursing Agent on account of the alleged loss, theft or distribution of any such certificates or the distribution of property hereunder. The method and procedure to be followed for surrendering certificates and for providing affidavits and bonds shall be prescribed by the Disbursing Agent upon reasonable notice to holders of the Preferred Stock. In the event a holder fails to surrender its certificate(s) or provide an affidavit and adequate bond on or before DECEMBER 15, 2000 or within such other time period as may be set by the Bankruptcy Court, such holder shall be conclusively deemed to have forfeited its distribution under this Plan, and that distribution shall be retained in the Distribution Reserve and made available for distribution to other holders in accordance with
               Section 7.16 of this Plan. All Preferred Stock Interests and certificates evidencing such Interests shall be canceled as of the Final Distribution Date.

               67. Section 7.12 of the Plan shall be deemed to be amended to state the following (and the modification made to this section has been bolded and underlined):

               No holder of Class 4 Interests shall be entitled to receive any distribution respecting its Interests unless and until such holder shall have first either
               (i) surrendered or caused to be surrendered to the Transfer Agent the original certificates held by it or
               (ii) in the event that such holder is unable to surrender its original certificates because same have been lost, destroyed, stolen or mutilated, (a) furnished the Transfer Agent with an executed affidavit of loss and indemnity with respect thereto in form customarily utilized for such purposes that is reasonably satisfactory to the Transfer Agent and (b) provided to the Transfer Agent a bond in such amount and form as the Transfer Agent shall direct, sufficient to indemnify the Transfer Agent against any claim that may be made against the Transfer Agent on account of the alleged loss, theft or distribution of any such certificates or the distribution of property hereunder. The method and procedure to be followed for surrendering certificates and for providing affidavits and bonds shall be prescribed by the Transfer Agent upon reasonable notice to holders of the Common Stock. The Transfer Agent shall retain all surrendered certificates, and all Common Stock Interests and the certificates evidencing those Interests shall be canceled as of the Final Distribution Date. In the event a holder of a certificate fails to surrender its certificate(s) or provide an affidavit and adequate bond on or before DECEMBER 15, 2000 or within such other time period as may be set by the Bankruptcy Court, such holder shall be conclusively deemed to have forfeited its distribution under this Plan, and all such property not claimed by such holder shall be returned to the Disbursing Agent, retained in the Distribution Reserve and made available for distribution to other holders in accordance with
               Section 7.16 of this Plan.

          H.   NOTICE OF ENTRY OF CONFIRMATION ORDER

               68. Pursuant to Bankruptcy Rules 2002(l)(7) and 3020(c), Debtors shall be, and hereby are, directed to serve a notice of the entry of this Confirmation Order, substantially in the form of Exhibit "B" attached hereto and incorporated herein by reference, on all parties that received notice of the Confirmation Hearing, no later than 20 days after the Confirmation Date.

Dated:   New York, New York
         December 21, 1999


/s/ Jeffry H. Gallet
--------------------------------
 UNITED STATES BANKRUPTCY JUDGE

                                    EXHIBIT A

PAGE AMERICA GROUP INC.

EXPENSE BUDGET FOR THE PERIOD FROM CONFIRMATION HEARING TO FINAL LIQUIDATION 12/20/99

Legal Fees - Stroock & Covey (from inception              $215,000
of case through Final Distribution Date)

Accounting - Perkowski & E&Y (from                         100,000
inception of case through Final Distribution
Date)

401K Plan - Principal Financial                              4,800

American Stock Transfer (annual fees)                       15,000

American Stock Transfer (distributions to                   15,000
shareholders)

United States Trustee's Fees                                 6,000 (estimated)

Class 2 Claims (including interest from
inception of case through Effective Date)
         Allowed Amount                                    148,864  + interest
         Disputed Amount                                    85,819  + interest

Potential Alternative Minimum Tax                          300,000

Bariston distribution costs including bonding               50,000
fee

Indemnification reserve                                     50,000

Miscellaneous reserve                                       75,000
                                                       ---------------------
                                                        $1,065,483 + interest

                                    EXHIBIT B

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF NEW YORK

-----------------------------------------------
IN RE:                                        :       CHAPTER 11 CASE NO.
                                              :       99-10281  (JHG)
PAGE AMERICA GROUP, INC., ET AL.,             :        99-10284 (JHG)
                                              :       JOINTLY ADMINISTERED
                             DEBTORS.         :
                                              :       TAX ID NO. 13-2865787
----------------------------------------------

               NOTICE OF ENTRY OF ORDER CONFIRMING THE PREPACKAGED LIQUIDATING CHAPTER 11 PLAN FOR PAGE AMERICA GROUP, INC. ET AL.

               PLEASE TAKE NOTICE that on December ___, 1999, the Honorable Jeffry H. Gallet, United States Bankruptcy Judge of the United States Bankruptcy Court for the Southern District of New York, entered an order (the "Confirmation Order) confirming the Prepackaged Liquidating Chapter 11 Plan of Page America Group, Inc. ET AL. (the "Plan").

               PLEASE TAKE FURTHER NOTICE that capitalized terms not defined herein shall have the meanings given such terms in the Plan.

               PLEASE TAKE FURTHER NOTICE that except as otherwise expressly provided in the Plan or the Confirmation Order, the issuance of the Confirmation Order operates as a discharge, pursuant to section 1141(d) of the Bankruptcy Code, of all Interests in and Claims against Debtors that arose prior to the Confirmation Date.

               PLEASE TAKE FURTHER NOTICE that in accordance with section 524 of the Bankruptcy Code, the discharge provided by the Plan, the Confirmation Order and section 1141 of the Bankruptcy Code acts as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the Interests or Claims so discharged.

               PLEASE TAKE FURTHER NOTICE that in accordance with section 1141(a) of the Bankruptcy Code, the Plan and the Confirmation Order bind all holders of Interests in and Claims against Debtors, and any other party-in-interest, regardless of whether the Claims or Interests of such holders
(i) are in a Class that is impaired under the Plan, (ii) have accepted the Plan, or (ii) have filed a proof of claim or proof of interest.

               PLEASE TAKE FURTHER NOTICE that proofs of claim for damages arising from the rejection pursuant to the Plan or the Confirmation Order of any executory contract or unexpired lease must be filed with the Bankruptcy Court no later than twenty-five (25) days after the date of this notice. Any such rejection claims not filed within that time shall be forever barred from assertion against the Debtors, the Disbursing Agent, the Distribution Reserve, and any entity receiving distributions under the Plan.

Dated:   New York, New York
         December ___, 1999

                                STROOCK & STROOCK & LAVAN LLP
                                Attorneys for Debtors and Debtors-in-Possession


                                -----------------------------------
                                Robin E. Keller (RK-7302)
                                180 Maiden Lane
                                New York, New York 10038
                                (212) 806-5400